SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PITNEY BOWES INC.
                (Name of Registrant as Specified In Its Charter)

                              PITNEY BOWES INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:
       ..............................................................
    2) Aggregate number of securities to which transaction applies:
       ..............................................................
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*
    4) Proposed maximum aggregate value of transaction:
       ..............................................................

- -----------
  * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         ..............................................................
     (2) Form, Schedule or Registration Statement No.:
         ..............................................................
     (3) Filing Party:
         ..............................................................
     (4) Date Filed:
         ..............................................................
Notes:

                              ==================================================

                              ==================================================

                              [Pitney Bowes Logo]

                                       NOTICE OF THE 1995
                                       ANNUAL MEETING
                                       AND
                                       PROXY STATEMENT



                              ==================================================


                              ==================================================






                                       Pitney Bowes Inc.
                                       World Headquarters
                                       Stamford, Connecticut 06926-0700
                                       (203) 356-5000

                              ==================================================
                              [Pitney Bowes Logo]
                              ==================================================

                 TO THE STOCKHOLDERS:



                    Stockholders attending the annual meeting at our World Headquarters in Stamford on May 8, 1995, are cordially invited to join us for a continental breakfast served from 8 a.m. until the meeting begins at 10 a.m.

                    We look forward to welcoming many stockholders to the meeting and will make it as interesting and informative as possible.

                    Sincerely yours,




                    George B. Harvey
                    Chairman and President

                    Stamford, Connecticut
                    March 24, 1995

                 ===============================================================


                 ===============================================================

                 NOTICE OF MEETING:

                    The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 8, 1995, at 10 a.m. at the company's World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions, including a map, to Pitney Bowes' World Headquarters are set forth on the back cover page of the Proxy Statement.

                        The items of business at the annual meeting are:

                        1.   Election of four directors.

                        2.   Appointment of independent accountants for 1995.

                        3. Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

                    All holders of record of Pitney Bowes common stock and $2.12 convertible preference stock as of the close of business on March 10, 1995, are entitled to vote at the meeting or any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

                    It is important that all stockholders be represented at the meeting. Stockholders are urged to sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.


                    Douglas A. Riggs
                    Vice President, Communications, Planning,
                    Secretary and General Counsel

================================================================================
[Pitney Bowes Logo]
================================================================================

PROXY STATEMENT

This statement is furnished in connection with the solicitation of proxies by the board of directors of Pitney Bowes Inc. (the "board") for use at the annual meeting of stockholders to be held on May 8, 1995, and at any continuation of the meeting caused by any adjournment, or any postponement of the meeting. Proxies may be revoked at any time before they are voted at the annual meeting by (i) submitting to the secretary of the company a written revocation, or (ii) in the case of a stockholder of record, by (a) submitting a later-dated proxy, or (b) attending the meeting, revoking the prior proxy and voting at the annual meeting. Each proxy not revoked will be voted at the meeting and will be voted in accordance with the instructions given in the proxy. The votes of the holders of Pitney Bowes common stock and $2.12 convertible preference stock ("$2.12 preference stock") will be aggregated for each agendum item. Each share of common stock will be entitled to one vote and each share of preference stock will be entitled to eight votes for each agendum item.

Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will treat them as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

At the close of business on March 10, 1995, the record date for the meeting, there were (net of treasury shares) 150,905,707 shares of common stock outstanding and 101,365 shares of $2.12 preference stock outstanding.

The company's headquarters are in Stamford, Connecticut. This proxy statement and the enclosed proxy are being mailed to stockholders on or about March 24, 1995.

ELECTION OF DIRECTORS

Under the company's Restated Certificate of Incorporation and its Bylaws, there are three classes of directors numbering as near to equal in number as possible. Each class is elected for a three-year term.

Four directors, Mr. Butler, Mr. Kimball, Mr. Nunery and Mr. Taylor, were elected last year to three-year terms expiring in 1997. Mr. Emery, Mr. Harvey and Mrs. Sewell were elected in 1993 to three-year terms expiring in 1996. Ms. Alvarado, Mr. Campbell, and Mr. Hugel were elected in 1992 to three-year terms expiring in 1995.

Mr. Emery, having attained director's retirement age, will be retiring from the board as of the date of the annual meeting. As previously announced by the company, in November 1994 the Nominating and Organization Affairs Committee (consisting of four nonemployee directors whose names are set forth on page 6) recommended, and the board approved, increasing the number of directors by two, to a total of twelve, and electing Mr. Critelli and Mr. Breslawsky to the board. Mr. Critelli and Mr. Breslawsky had each previously been elected by the board to the position of vice chairman. In compliance with the requirement contained in the company's Restated Certificate of Incorporation and in its Bylaws that the classes of directors be as near to equal in number as possible, Mr. Critelli was elected to the class of directors whose term expires in 1996, and Mr. Breslawsky was elected to the class of directors whose term expires in 1995. The Nominating and Organization and Affairs Committee further recommended, and the board approved, that Ms. Alvarado, Mr. Campbell, Mr. Hugel, and Mr. Breslawsky be presented to the stockholders for reelection to three-year terms expiring in 1998.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board, unless the board reduces the number of members of the board below twelve directors, which is not currently being contemplated. The affirmative vote of a plurality of the aggregate of issued and outstanding shares of Pitney Bowes common and $2.12 preference stock (each share of $2.12 preference stock counting as eight votes of common stock) voted in person or by proxy at the annual meeting is required to elect directors.

Information about each nominee for director and each incumbent director, including the nominee's or incumbent's age as of February 28, 1995, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

                             NOMINEES FOR ELECTION
                  TO TERMS EXPIRING AT THE 1998 ANNUAL MEETING

                  LINDA G. ALVARADO, 43, president, since 1974, of Alvarado Construction, Inc., a Denver-based commercial and industrial
   [photo] general contractor. Director since 1992. (Also a director of Cyprus Amax Minerals Company; Lennox International, Inc.; Norwest Banks of Colorado, Inc.; Engelhard Corp.; and Pena Investment Advisors.)

                  MARC C. BRESLAWSKY, 52, vice chairman, since 1994, of Pitney
   [photo] Bowes Inc. and formerly, since 1990, president of Pitney Bowes Office Systems. Director since 1994. (Also a director of Danbury Health Systems, Inc.)

                  COLIN G. CAMPBELL, 59, president of Rockefeller Brothers Fund, a philanthropic organization. Former president of Wesleyan
   [photo] University from 1970 to 1988. Director since 1977. (Also director of Hartford Steam Boiler Inspection & Insurance Company; Sysco Corporation; and Rockefeller Financial Services.)

                  CHARLES E. HUGEL, 66, retired chairman and chief executive officer of Combustion Engineering, Inc., a company with
   [photo] principal products of power generation and process equipment and systems. Director since 1987. (Also a director of Eaton Corporation.)

                           INCUMBENT DIRECTORS WHOSE
                    TERMS EXPIRE AT THE 1997 ANNUAL MEETING

                  WILLIAM E. BUTLER, 63, chairman and chief executive officer since 1991, and director of Eaton Corporation, a manufacturer of engineered products serving the automotive, industrial, commercial and military markets. President and chief operating
   [photo]        officer of Eaton Corporation from 1989 to 1991.
                  President-Automotive Components Group of Eaton Corporation from 1979 to 1989. Director since 1991. (Also a director of Bearings, Inc.; Zurn Industries; The Goodyear Tire and Rubber Co.; and Ferro Corporation.)


                  DAVID T. KIMBALL, 67, retired chairman and chief executive officer of General Signal Corporation, a manufacturer of
   [photo]        instrumentation and control systems and industrial equipment.
                  Director since 1983.


                  LEROY D. NUNERY, 39, vice president, human and information resources of the National Basketball Association since 1993. Formerly director and sector head of the Public Finance Sector, Merchant Banking Group, 1991-1993; and vice president,
   [photo]        Corporate Banking Group, 1987-1991, of Swiss Bank Corporation.
                  Vice President-Financial Products Group of First National Bank of Chicago from 1986 to 1987. National board member since 1983 and former national president of the National Black MBA Association, Inc. from 1986 to 1989. Director since 1991.


                  ARTHUR R. TAYLOR, 59, chairman of Arthur Taylor & Company, an investment firm, and, since 1992, president of Muhlenberg College in Allentown, Pennsylvania. Dean of the faculty of
   [photo] Business, Fordham University from 1985 to 1992. Director since 1982. (Also a director of Louisiana Land and Exploration Company; Nomura Pacific Basin Fund, Inc.; Japan OTC Fund, Inc.; Korea Equity Fund, Inc.; and Jakarta Growth Fund Inc.)

                           INCUMBENT DIRECTORS WHOSE
                    TERMS EXPIRE AT THE 1996 ANNUAL MEETING

                  MICHAEL J. CRITELLI, 46, vice chairman, since 1994, of Pitney Bowes Inc. Formerly president of Pitney Bowes Financial
  [photo] Services, 1993-1994, and vice president, secretary & general counsel and chief personnel officer of Pitney Bowes Inc., 1990-1993. Director since 1994.


                  GEORGE B. HARVEY, 63, chairman, president and chief executive officer of Pitney Bowes Inc. Director since 1980. (Also a
  [photo] director of Connecticut Mutual Life Insurance Co.; Merrill Lynch & Co., Inc.; Pfizer, Inc.; and McGraw Hill, Inc.)


                  PHYLLIS SHAPIRO SEWELL, 64, retired senior vice president of Federated Department Stores, Inc. Director since 1987. (Also a
  [photo] director of Lee Enterprises, Inc.; United States Shoe Corporation; and Sysco Corporation.)


COMMITTEES OF THE BOARD OF DIRECTORS

The board met ten times in 1994 and each director attended at least 75 percent of the aggregate number of board meetings and meetings held by the board committees on which he or she served during 1994.

Members of the board serve on one or more of the seven committees described below. Except for Mr. Harvey, who is a member of the Executive Committee, directors who are also employees of the company do not serve on board committees.

The AUDIT COMMITTEE, which met three times in 1994, monitors the financial reporting standards and practices of the company and the company's internal financial controls to ensure compliance with the policies and objectives established by the board of directors. To further the foregoing, the Audit Committee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with the company's independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants' report, invites the accountants' recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and their fees. It also reviews Pitney Bowes' internal accounting controls and the scope and results of the company's internal auditing activities, and submits reports and proposals on these matters to the board. Members are Charles E. Hugel (Chairman), Linda G. Alvarado, Colin G. Campbell, and Arthur R. Taylor.

The CORPORATE RESPONSIBILITY COMMITTEE, which met three times in 1994, monitors the company's policies and programs concerning stockholders, customers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, customer satisfaction, postal and governmental relations, employee safety and product safety. Members are William
E. Butler (Chairman), Linda G. Alvarado, and Phyllis Shapiro Sewell.

The EXECUTIVE COMMITTEE, which did not meet in 1994, can act, to the extent permitted by Delaware corporation law and the company's Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings. Its actions are subject to approval or revision by the board. Members are George B. Harvey (Chairman), Colin G. Campbell, John C. Emery, Jr., and Arthur R. Taylor.

The EXECUTIVE COMPENSATION COMMITTEE, which met six times in 1994, oversees the company's executive compensation program, including establishing the company's executive compensation policies and undertaking an annual review of all components of compensation to ensure that the company's objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company's compensation plans (see "Executive Officer Compensation" beginning on page 10) and the 1984 Pitney Bowes Employee Stock Purchase Plan, and recommends changes in such plans. It also establishes performance targets, and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees' Incentive Plan, and recommends grants of incentives under the Pitney Bowes 1991 Stock Plan. Grants recommended by the Executive Compensation Committee are approved by the independent directors of the board. Members are Phyllis Shapiro Sewell (Chairman), William E. Butler, and David T. Kimball.

The FINANCE COMMITTEE, which met six times in 1994, reviews the company's financial condition and evaluates significant financial policies and investment decisions, advises management and recommends financial action to the board. The committee's duties include monitoring the company's current and projected financial condition and reviewing and approving major investment decisions. Members are Arthur R. Taylor (Chairman), Colin G. Campbell, John C. Emery, Jr., and Leroy D. Nunery.

The NOMINATING AND ORGANIZATION AFFAIRS COMMITTEE, which met four times in 1994, recommends directors for nomination by the board for election by stockholders, recommends membership and duties of the board committees, reviews officers' potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents. The committee will consider director nominations made by the company's stockholders. Stockholder recommendations must be in writing, addressed to the Chairman of the Nominating and Organization Affairs Committee, c/o Secretary of the company at the address set forth on the cover of this proxy statement, and should include a statement describing the qualifications and experience of the proposed candidate and the basis for nomination. Members are Colin G. Campbell (Chairman), John C. Emery, Jr., Charles E. Hugel, and Phyllis Shapiro Sewell.

The RETIREMENT ADVISORY COMMITTEE, which met four times in 1994, oversees the financial operations of the company's retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. With respect to major retirement plans, the committee appoints and removes plan trustees and investment managers, sets the managers' investment return objectives, and approves contributions to such plans. It reports to the board on the operations of all plans and the management of funds established thereunder. Members are David T. Kimball (Chairman), Linda G. Alvarado, and Leroy D. Nunery.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 10, 1995, the number of shares of common stock (rounded to the nearest whole number) held by each director, each nominee for director, each of the five executive officers named in the Summary Compensation Table (Table I) on page 11, and all directors and executive officers as a group (17 persons). The directors and executive officers as a group are beneficial owners of less than one percent of the aggregate shares of common stock and $2.12 preference stock.

As of December 31, 1994, the only person or group known to the company to be the beneficial owner of more than five percent of any class of the company's voting securities is The Capital Group, Inc. Certain operating subsidiaries of The Capital Group, Inc. exercised investment discretion over various institutional accounts which, as of December 31, 1994, held 12,157,830 shares (representing
8.04 percent) of the company's outstanding common stock (net of treasury shares). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 2,657,830 of said shares. Capital Research and Management Company, a registered investment advisor, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 9,390,100; 105,800; and 4,100 shares, respectively, of the above shares. The Capital Group, Inc. has an office at 333 South Hope Street, Los Angeles, CA 90071. This information is based upon Schedule 13G filed by The Capital Group with the Securities and Exchange Commission and the company.

Directors and executive officers are required by the Securities Exchange Act of 1934, as amended, to file forms with the Securities and Exchange Commission to report their holdings of and transactions in the company's securities and to furnish the company with copies of such forms. It is the practice of the company to file such forms on behalf of its directors and executive officers. Based upon a review of such forms filed with the company, the company believes that all such forms have been timely filed except as follows: A Form 5 was not timely filed relating to a gift of 100 shares to a charitable organization made by Michael J. Critelli, vice chairman, and a Form 5 was not timely filed relating to an automatic purchase of 8.16 shares through the company's dividend reinvestment plan by Steven J. Green, vice president-controller.



                                   SECURITY OWNERSHIP

                                                                                     SHARES              OPTIONS
                                                                                    DEEMED TO          EXERCISABLE
          TITLE OF                                                               BE BENEFICIALLY         WITHIN
      CLASS OF STOCK                  NAME OF BENEFICIAL OWNER                    OWNED (A) (B)        60 DAYS (C)
      -------------        ----------------------------------------               -------------        -----------

         Common            Linda G. Alvarado                                           2,209                 --
         Common            William E. Butler                                           2,600                 --
         Common            Colin G. Campbell                                           5,600                 --
         Common            John C. Emery, Jr.                                         10,144                 --
         Common            Charles E. Hugel                                            2,600                 --
         Common            David T. Kimball                                           23,100                 --
         Common            Leroy D. Nunery                                             1,681                 --
         Common            Phyllis Shapiro Sewell                                      5,600                 --
         Common            Arthur R. Taylor                                            8,613                 --
         Common            Carmine F. Adimando                                        40,806             45,916
         Common            Marc C. Breslawsky                                         70,091             96,433
         Common            Michael J. Critelli                                        40,975             20,116
         Common            George B. Harvey                                          297,630            247,076
         Common            Carole F. St. Mark                                         36,393             57,333
         -------           -----------------------------------                       -------            -------
         Common            All executive officers and directors                      566,345            508,442
                           as a group (17)

- ------------

     (a) Some of the holdings shown include shares required to be reported as beneficially owned by the directors or executive officers even though beneficial ownership of certain of those shares has been disclaimed. The number of common shares so reported are 4,000 in the case of Mr. Campbell, 1,500 in the case of Mr. Kimball, and 6,713 in the case of all executive officers and directors as a group.

     (b) The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

     (c) The executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the Annual Meeting (March 10, 1995) by exercising outstanding stock options which would require the payment of substantial amounts to cover the exercise price of such options. See footnote 2 to Table III on page 13. These shares are required to be reported as beneficially owned by the executive officer.

DIRECTORS' COMPENSATION

DIRECTOR'S FEES. In 1994, each nonemployee director received a fee of $24,000 per year and $1,100 for each board and committee meeting attended. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors may elect to defer receipt of fees, in which event they receive interest on the amount deferred at the rate then payable on Standard & Poor's AA-rated bonds. Directors who are also employees of the company receive no additional compensation for serving as a director of the company.

DIRECTORS' STOCK PLAN. At the 1991 annual meeting, the company's stockholders adopted a Directors' Stock Plan pursuant to which each nonemployee director is granted 400 shares of Pitney Bowes restricted common stock annually as part of his or her compensation. On May 9, 1994, an aggregate of 3,600 such shares was awarded, with each of the nine nonemployee directors then serving receiving 400 shares of restricted common stock. The shares carry full voting and dividend rights but may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six-month period following the grant of such shares.

Ownership of such shares is reflected in the table on page 8 showing security ownership of executive officers and directors.

DIRECTORS' RETIREMENT PLAN. The company maintains a Directors' Retirement Plan. Under this plan, a director with five or more years of service as a director will receive an annual retirement benefit calculated as 50 percent of the director's retainer in effect at the time of such director's retirement for directors with five years of service, and an additional 10 percent of such retainer for each year of service over five to a maximum of 100 percent of such retainer for ten or more years of service. The current annual retainer fee paid to active directors who are not employees of the company is $24,000. The annual benefit is paid for life to a director who (i) leaves the board at or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 will receive the annual benefit only during a period equal to the number of years that the director served on the board. Individuals who are eligible for pension benefits as prior employees of the company are not eligible under the Directors' Retirement Plan, unless they serve as nonemployee directors for at least five years.

STOCK PERFORMANCE GRAPH

The following line graph compares the cumulative total return on an investment in the company's common stock over the five-year period ending December 31, 1994, with that of (i) the Standard & Poor's ("S&P") 500 Composite Index and
(ii) a combination of the companies included in the S&P Office Equipment and Supplies Index and the S&P Computer Systems Index at December 31, 1994, over the same five-year period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             AMONG PITNEY BOWES INC., THE S&P 500 COMPOSITE INDEX, AND THE COMPANIES INCLUDED IN THE S&P OFFICE EQUIPMENT AND SUPPLIES INDEX
                       AND THE S&P COMPUTER SYSTEMS INDEX

[The following table represents a graph in the printed proxy statement depicting the Five-Year Cumulative Total Return Comparison]

FYE         PITNEY BOWES INC.          S&P 500            S&P OFF.EQ./COMP. SYS.
- ---         -----------------          -------            ----------------------
1990              $ 86                  $ 97                     $106
1991               140                   126                      101
1992               181                   136                       81
1993               192                   150                       88
1994               151                   152                      107

*Based upon an initial investment of $100 on December 31, 1989, with reinvestment of dividends

Both the S&P 500 Composite Index and the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies and the S&P Computer Systems indices are market-value weighted indices. All information shown above is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor's Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company's common stock on December 31, 1989 would have grown to $151 by December 31, 1994. By comparison, $100 invested in the S&P 500 Composite Index would have grown to $152 by December 31, 1994. Additionally, $100 invested in the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies Index and the S&P Computer Systems Index would have been worth $107 on December 31, 1994.

EXECUTIVE OFFICER COMPENSATION

The Executive Compensation Committee (the "Committee"), which is composed of three independent (nonemployee) directors, oversees the company's executive compensation programs and establishes its executive compensation policies. (A description of the Committee's duties are shown on page 6.) The Committee reports on executive compensation to all of the independent directors of the board (the "Independent Directors") and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See "Report on Executive Compensation by the Independent Directors" beginning on page 14.)

SUMMARY COMPENSATION TABLE. The following table, Table I, shows all compensation paid or granted, during or with respect to the 1994 fiscal year and the two previous fiscal years, to the chief executive officer and the four highest paid executive officers for services rendered in all capacities while an executive officer. (Persons in this group are referred to herein individually as an "Executive Officer" and collectively as "Executive Officers", and the titles listed are the titles held as of the end of the 1994 fiscal year.) This table shows all cash compensation, including Performance Based Compensation (hereinafter referred to as "PBC Incentive"), which is an annual cash incentive granted under the Pitney Bowes Key Employees' Incentive Plan (the "KEIP"), which plan was approved by the company's stockholders. This table also shows the number of stock options granted during each such year and the value of previously granted long-term incentives that were paid in each year as a result of the achievement of the related three-year performance objectives.


                                                             TABLE I

                                                  SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                                  ----------------------------------  --------------------------------
                                                                                      GRANTS     PAYOUTS
                                                                                      ------     -------
                                                                                                LONG-TERM
                                                                                                INCENTIVE
                                                               PBC     OTHER ANNUAL    STOCK      PLAN      ALL OTHER
                                                   SALARY   INCENTIVE  COMPENSATION   OPTIONS    PAYOUTS  COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR      ($)        ($)          ($)       (#)(1)     ($)(2)      ($)(3)
 --------------------------------------    ----   --------  ---------  ------------   -------   ---------- ------------
 George B. Harvey......................    1994    730,417    660,000       --         37,050    1,012,822    26,960
 Chairman, President & Chief               1993    676,667    585,000       --         14,550    1,067,943    32,066
 Executive Officer                         1992    637,500    564,800       --         19,300    1,738,550     9,610

 Marc C. Breslawsky (1)................    1994    445,625    443,200       --         31,900      450,771     5,952
 Vice Chairman                             1993    404,375    322,700       --          6,250      484,913     6,767
                                           1992    377,792    359,800       --          8,300      661,925     2,059

 Carole F. St. Mark....................    1994    392,517    274,800       --          6,900      397,085     3,000
 President -                               1993    354,223    276,000       --          6,250      422,892     6,552
 Pitney Bowes Business Services            1992    333,802    227,900       --          7,300      614,075     4,984

 Michael J. Critelli (1)...............    1994    348,010    284,600       --         19,050      244,431     3,000
 Vice Chairman                             1993    267,862    194,600       --          3,500      260,061     5,500
                                           1992    249,287    172,500       --          3,900      319,000     5,985

 Carmine F. Adimando...................    1994    343,250    250,600       --          4,200      309,976     7,623
 Vice President - Finance and              1993    317,500    233,800       --          3,800      316,082     6,659
 Administration, and Treasurer             1992    295,000    221,200       --          4,900      534,325     3,897

- ------------

     (1) As previously announced by the Company, in October 1994 Mr. Breslawsky and Mr. Critelli were each elected to the position of vice chairman. See pages 3 and 5 for further biographical information on Mr. Breslawsky and Mr. Critelli, respectively.
     (2) The value shown for 1994 is the aggregate of the value of the payout of Cash Incentive Units ("CIUs") granted on June 8, 1992 and the December 31, 1994, market value of restricted stock granted on June 8, 1992. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 1994. (See footnote 1 to Table IV on page 14.) The restrictions on the stock were released due to the attainment of the three-year performance objectives. (See footnote 2 to Table IV.)
     (3) Includes imputed income relating to company-paid life insurance and amounts contributed to the Pitney Bowes Deferred Investment Plan on behalf of Messrs. Harvey, Critelli and Adimando and Ms. St. Mark, and to the Dictaphone Corporation Savings With Extra Potential Plan on behalf of Mr. Breslawsky. Both plans were adopted in accordance with
          Section 401(k) of the Internal Revenue Code.

OTHER COMPENSATION TABLES. Tables II through IV which follow show additional detail about Executive Officer compensation, specifically cash-based and stock-based long-term incentives granted under the company's compensation plans. Long-term incentives in the form of options granted during the three fiscal years covered by Table I are shown in that table. Outstanding options were granted under the 1979 Pitney Bowes Stock Option Plan (the "1979 Plan"), which provides only for the granting of options, and the Pitney Bowes 1991 Stock Plan (the "1991 Plan"), which provides for the granting of various stock-based incentives including options; both plans were approved by the company's stockholders. (The 1979 Plan, the 1991 Plan and the KEIP are sometimes collectively referred to herein as the "Incentive Plans.") The following table, Table II, shows additional detail regarding options granted during 1994 pursuant to the 1991 Plan.



                                                             TABLE II

                                                   STOCK OPTION GRANTS IN 1994
                                                                                                  NET POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                    PERCENTAGE                                ASSUMED ANNUAL RATES
                                          OPTIONS    OF TOTAL    EXERCISE OR                     OF STOCK PRICE
                                          GRANTED     OPTIONS        BASE                       APPRECIATION FOR
                                             IN     GRANTED TO      PRICE                        OPTION TERM (2)
                                            1994     EMPLOYEES    ($/SHARE)                   --------------------
                    NAME                    (#)       IN 1994        (1)    EXPIRATION DATE     5% ($)     10% ($)
      -----------------------------       -------    ---------    --------- ---------------   ---------    -------
      George B. Harvey.................   37,050       8.59        39.6875    June 12, 2004     924,740   2,343,474
      Marc C. Breslawsky  (3)..........   31,900       7.40        31.8750    Dec. 11, 2004     639,468   1,620,537
      Carole F. St. Mark...............    6,900       1.60        39.6875    June 12, 2004     172,220     436,436
      Michael J. Critelli  (4).........   19,050       4.42        31.8750    Dec. 11, 2004     381,877     967,750
      Carmine F. Adimando..............    4,200       0.97        39.6875    June 12, 2004     104,829     265,657

- ------------
     (1) The exercise price equals the market price of a share of the company's common stock on the date of grant. These options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.
     (2) The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Executive Officer is linked directly to the future growth of the price of the company's common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Executive Officer is possible without an increase in the stock price, which would benefit the company's stockholders as a whole. Zero growth in the stock price will result in zero realizable value to the Executive Officers. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Executive Officer will depend on the market price of the common stock on the date of exercise.
     (3) Mr. Breslawsky received grants of 6,900 options on June 13, 1994, with an exercise price of $39.6875 per option and an expiration date of June 12, 2004; and 25,000 options on December 12, 1994 with an exercise price of $31.875 per option and an expiration date of December 11, 2004.
     (4) Mr. Critelli received grants of 3,700 options on June 13, 1994, with an exercise price of $39.6875 per option and an expiration date of June 12, 2004; 350 options on September 12, 1994, with an exercise price of $36.625 per option and an expiration date of September 11, 2004; and 15,000 options on December 12, 1994, with an exercise price of $31.875 per option and an expiration date of December 11, 2004.

Shown in Table III below is information regarding the exercise of options in 1994 by the Executive Officers and information regarding their total outstanding options as of December 31, 1994.


                                                       TABLE III
                              OPTIONS EXERCISED IN 1994 AND 1994 YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                        SHARES                  SECURITIES UNDERLYING            NET VALUE OF
                                       ACQUIRED       NET          UNEXERCISED OPTIONS       UNEXERCISED IN-THE-MONEY
                                          ON         VALUE      AT YEAR-END (#) (1)      OPTIONS AT YEAR-END ($) (2)
                                       EXERCISE    REALIZED   --------------------------  ---------------------------
                NAME                      (#)         ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
      ------------------------       ------------  ---------  -----------  -------------  -----------   -------------

      George B. Harvey                    30,408   1,131,661     247,076       56,400       2,722,517         9,650
      Marc C. Breslawsky                   _____       _____      96,433       40,217         750,304         4,150
      Carole F. St. Mark                   _____       _____      57,333       14,717         373,436         3,650
      Michael J. Critelli                  _____       _____      20,116       23,334          98,443         1,950
      Carmine F. Adimando                  _____       _____      45,916        9,184         330,430         2,450

- ------------
      (1) Options granted during the period 1985-1994. The numbers have been adjusted to reflect the 1986 and the 1992 two-for-one stock splits. Options become exercisable in installments over a three-year period, 25 percent after the first year, an additional 25 percent after the second year, and the remaining 50 percent after the third year for all options granted prior to 1993; and at one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year for options granted in 1993.
      (2) These values are based on $31.75 per share, the market price of a share of common stock as of December 31, 1994, net of exercise prices, which range from $9.53125 to $30.75 (adjusted to reflect the 1986 and the 1992 stock splits). In all cases, the exercise price equaled the market price of a share at the date of grant.

Table IV, which follows, shows detail regarding long-term incentives other than options granted under the Incentive Plans in 1994. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. The company is obligated, under the terms of these incentives, to make the specified payments, if any, only to the extent that the stated performance objectives are achieved. In 1994, two types of long-term incentives were granted: restricted stock (shares of the company's common stock, the full ownership of which is contingent on the attainment of a performance objective over a three-year period and subject to forfeiture); and Cash Incentive Units ("CIUs"), which represent a defeasible right to receive cash, the receipt and amount of which is contingent upon the attainment of specified performance objectives over a three-year period.


                                                   TABLE IV

                                             1994 LONG-TERM INCENTIVE PLAN GRANTS

                                NUMBER OF                                     ESTIMATED FUTURE PAYOUTS UNDER
                              SHARES, UNITS       PERFORMANCE OR                NON-STOCK PRICE-BASED PLANS
                                   OR                 OTHER          --------------------------------------------------
                               OTHER RIGHTS           PERIOD          THRESHOLD          TARGET             MAXIMUM
                              ---------------         UNTIL          -----------    ----------------    ---------------
                               CIUS       R/S       MATURATION OR     CIU    R/S       CIU      R/S       CIU      R/S
            NAME                (1)       (2)      PAYOUT (1) (2)     ($)    (#)       ($)      (#)       ($)      (#)
  -------------------------   --------   -----  ------------------   ---   ------   --------  ------   -------   ------
  George B. Harvey..........   539,904   7,500  December 31, 1996      0    3,750    539,904   7,500    804,017   7,500
  Marc C. Breslawsky........   340,000   6,250  December 31, 1996      0    3,125    340,000   6,250    531,250   6,250
  Carole F. St. Mark........   241,675   3,200  December 31, 1996      0    1,600    241,675   3,200    377,617   3,200
  Michael J. Critelli.......   340,000   6,250  December 31, 1996      0    3,125    340,000   6,250    531,250   6,250
  Carmine F. Adimando.......   179,058   1,950  December 31, 1996      0      975    179,058   1,950    269,573   1,950

- -----------
 (1) CIUs granted under the Pitney Bowes KEIP represent a defeasible right to receive cash payments if certain earnings per share and return on stockholders' equity performance criteria are achieved over the three-year period ending December 31, 1996. CIUs that will mature on December 31, 1996 will pay $0/CIU if the threshold levels are not exceeded. The CIUs will have a value of $.0075 to $1.5625 per unit if the earnings per share and return on stockholders' equity performance criteria are met, depending on the actual magnitude of achievement.
 (2) Restricted stock granted under the Pitney Bowes 1991 Stock Plan is subject to forfeiture if certain minimum earnings per share performance criteria are not achieved over a three-year period or if the individual is not employed with the company on the specified determination date. If the threshold level of growth is achieved, 50 percent of the restricted stock will be released. If the target level is achieved or exceeded, 100 percent of the restricted stock will be released. A prorated amount will be released for achievement between the threshold and the target level of growth. Outstanding shares of restricted stock were granted to the Executive Officers on June 14, 1993, and February 14, 1994, as follows:
      Mr. Harvey, 7,400 and 7,500 shares, respectively; Mr. Breslawsky, 3,200 and 3,200 shares, respectively; and 3,050 shares on December 12,1994; Ms. St. Mark, 3,200 and 3,200 shares, respectively; Mr. Critelli, 1,550 and 1,700 shares, respectively; and 225 shares on December 13, 1993, 150 shares on September 12, 1994, and 4,400 shares on December 12, 1994; and Mr. Adimando, 1,950 and 1,950 shares, respectively. The aggregate number of shares of restricted stock held by the Executive Officers as of December 31, 1994 (exclusive of shares that were released to the Executive Officers after such date), and the aggregate fair market value of such shares is as follows: Mr. Harvey, 14,900 shares ($473,075); Mr. Breslawsky, 9,450 shares ($300,038); Ms. St. Mark, 6,400 shares ($203,200); Mr. Critelli, 8,025 shares ($254,794); and Mr. Adimando, 3,900 shares ($123,825). (Market value is calculated at $31.750 per share, the market price of the common stock on December 31, 1994.) The value of shares released after December 31, 1994 is included in Table I under the heading "Long-Term Incentive Plan Payouts." Individuals granted restricted stock in 1993 have voting rights and receive dividends with respect to the stock during the restricted period. The restricted stock granted in 1994 includes voting rights but the dividends are accrued for payout at the end of the restriction period based upon the pro-rata attainment of the performance objectives.

REPORT ON EXECUTIVE COMPENSATION BY THE INDEPENDENT DIRECTORS

INTRODUCTION

The executive compensation policies and programs of the company are the responsibility of the Executive Compensation Committee (the "Committee"), which consists of three independent directors. The Committee, in turn, recommends certain policies, programs and specific actions to all of the independent directors of the board (the "Independent Directors") for final approval.

The company's philosophy is to compensate employees fairly and competitively at the average or median level in the markets in which it competes for talent. Thus, it has developed a strategy which is designed to attract, motivate, and retain the best people to achieve the company's business objectives. The design of the compensation program permits recognition of individual contributions as well as results of the respective business units.

The company's executive compensation program has been designed with four main objectives:
(1) To provide total compensation which is competitive when compared to various markets; (2) To place a portion of annual compensation at risk subject to performance against objectives; (3) To divide total compensation between annual and long-term components with a major portion represented by long-term performance related components; and (4) To align long-term compensation with stockholder interests.

In 1994, the Committee reviewed all features of the executive compensation program to ensure that, when combined, the individual components still meet the objectives of the program, and to ensure that total compensation is competitive as it relates to the responsibilities and performance of the executives. This review included consideration and discussion of material prepared by the company's primary executive compensation consulting firm and other such firms, and covered in detail the competitiveness of base salary, total annual compensation, and total long-term compensation. The company's compensation information was compared to that of companies deemed to be in its industry group, including some of the companies in the S&P 500 as well as companies in the S&P Office Equipment and Supplies Index, or the S&P Computer Systems Index referenced in the performance graph shown on page 9. The company's compensation information was also compared to that of other companies of similar or larger revenue size and in different geographical areas because the Committee believes that the competing marketplace for executive talent is a larger universe of companies than only those in the company's industry group. During this review, the Committee assessed the levels of compensation; the mix of compensation; the individual and financial performance objectives for PBC Incentives, CIUs and restricted stock; the competitiveness of the individual and combined components; and the effectiveness of compensation in supporting the achievement of the company's objectives.

The executive compensation program and established objectives described above are applied to all the company's executives. Although some executives are not eligible to receive every long-term incentive described below as part of his or her compensation, the compensation provided each executive reflects the company's objectives of linking a portion of compensation to performance and of providing an incentive for long-term achievement.

The Committee reviews and recommends to the Independent Directors the compensation of the most highly compensated executives (approximately 0.1 percent of the total employees in the company, referred to herein as "Key Executives"), including the compensation of the Executive Officers named in the preceding compensation tables (see Tables I through IV above). It also establishes the policies for and reviews the annual PBC Incentive and stock options granted to executives who comprise approximately 1 percent of the total employees of the company (referred to herein as "All Executives"). This comprehensive review by the Committee is designed to ensure equity, consistency, fairness, and the appropriateness of the grants.

ANNUAL COMPENSATION

BASE SALARY. In general, the company establishes base pay for All Executives at what it believes to be less than competitive levels based on information provided by the company's consultants. The company, however, believes its PBC Incentives to be more than competitive, thus providing compensation that is competitive overall but which places more annual pay at risk.

The determination of an individual Executive Officer's pay is based on the executive's level of experience, position in the salary range, individual performance against annually established financial and nonfinancial unit and individual objectives (such as revenue, net income, introduction of new products or services, customer satisfaction, and work force diversity), competitive market rates for similar positions, and the established annual criteria for merit increases. While all factors are significant, the heaviest weighting is applied to the financial objectives. The above considerations apply similarly to All Executives.

As of February 1, 1994, Mr. Harvey's annual base salary was increased from $680,000 to $735,000, an 8.09 percent increase. This increase was recommended by the Committee following extensive review and discussion of compensation analyses presented at its regular meeting in February 1994 and at a special meeting in March 1994, and approved by the Independent Directors at the April board meeting. The increase recognized Mr. Harvey's successful 1993 accomplishments against various corporate objectives, which were similar to the objectives set forth above for All Executives. The Committee and the Independent Directors considered salaries of chief executives of comparable companies in recommending the increase in Mr. Harvey's base salary. However, the company continues to place more emphasis on PBC Incentive and long-term incentives, which vary based on performance, than base salary.

PERFORMANCE BASED COMPENSATION INCENTIVE. All Executives, including the Executive Officers, are eligible for PBC Incentives for achieving specific, significant annual unit and/or individual objectives.

For performance which meets objectives established at the beginning of the year, PBC Incentives are paid at target percentage amounts; maximum amounts are paid for performance which is exceptional; reduced amounts are paid for acceptable but less than expected performance; and no amount is paid for performance that is unsatisfactory. The target PBC Incentives are designed so that when combined with base salaries, which the Committee believes are lower than competitive, the total places more pay at risk than is the competitive average. The Committee intends that payment of base salary plus a target PBC Incentive be competitive with total annual compensation paid in the marketplace. For performance which is exceptional against the preestablished objectives, the Committee intends that the total annual compensation be higher than average.

As part of the special March 1994 review of Mr. Harvey's compensation, his fiscal year 1995 PBC Incentive opportunity at target remained the same; however, for performance which is better than target, the payout opportunity was increased to be more competitive. This change is intended to further drive performance by providing more incentive for performance which exceeds targets.

The PBC Incentives for the Executive Officers are reviewed by the Committee and approved by the Independent Directors. The approval of the recommended incentives follows a detailed discussion of the company's and the individual's performance for that year against objectives which were established at the beginning of that fiscal year.

For 1994, the Independent Directors determined that Mr. Harvey performed successfully against several objectives of short and long-term significance that had been established by the Independent Directors at the beginning of the year. These objectives were similar to the financial and other objectives described above under "Base Salary," with the objectives having long-term significance receiving the greatest weighting. As a result, Mr. Harvey received $660,000 as a PBC Incentive for his 1994 performance. This represents a 12.8 percent increase over his 1993 PBC Incentive.

LONG-TERM INCENTIVES

In 1994, the company utilized three types of long-term incentives: CIUs, restricted stock, and stock options. The Committee uses these performance-driven components to link executive compensation to internal company performance and to external market performance of the company's stock price. These incentives also enable the company to provide the Executive Officers with an economic interest in the long-term future growth of the company's business and of the market price of its stock, and to provide an incentive for the Executive Officers to continue their employment with the company. Grants of all three components are recommended by the Committee and approved by the Independent Directors. The combination of these long-term incentives granted during 1994 was compared to the various long-term incentives granted by comparable companies to ensure that the total for the Pitney Bowes executives was competitive. The mix of the three long-term incentives differs from the market mix, i.e. fewer options are granted, because the Committee believes that there should be more emphasis placed on those incentives that are directly connected to the company's financial results. The potential value of, or right to receive, two of these incentives--CIUs and restricted stock--is contingent upon the attainment of one or more specified performance objectives. Amounts are paid or rights given only to the extent, if any, that the stated performance objectives are achieved. The potential future value of stock options, which are granted with an exercise price equal to the market price of the stock at the date of grant, is completely dependent upon the future increase in the price of the company's stock.

CASH INCENTIVE UNITS. In 1994, CIUs were granted to Key Executives, including the Executive Officers. CIUs represent the right to receive cash only if certain specified financial performance objectives are achieved. The amount paid pursuant to CIUs is linked to the attainment of certain earnings-per-share rates and growth of return on stockholder equity over a three-year period. Hence, the potential value of the CIUs is directly linked to the company's performance.

If the company's performance on the two financial measures equals the pre-established growth rate objectives, CIUs pay at a rate of $1.00 per CIU. For performance below the growth rate objectives, the CIUs pay at a rate from $.99 to $.0075 per CIU, and payment decreases to zero if the performance slips to 75 percent or less of the growth rate objectives. Payment reaches a maximum payout of $1.5625 per CIU when the performance equals or exceeds 150 percent of the target growth rate objectives.

In 1994, Mr. Harvey was granted 539,904 CIUs which are subject to the attainment of cumulative earnings per share and return on stockholder equity objectives to be measured over the three-year performance period ending December 31, 1996. For the three-year performance period ending on December 31, 1994, the payout of previously granted CIUs was at the rate of $1.4125 per unit because the financial growth rate objectives established in 1992 were exceeded.

STOCK-BASED INCENTIVES

In 1994, the company also granted, under its long-term incentive program, two types of stock-based incentives which serve to provide Key Executives, including the Executive Officers, with a direct interest in the stock price and the long-term growth of the company.
These two incentives are shares of restricted stock and stock options.

RESTRICTED STOCK. Restricted stock granted in 1994 is subject to both a financial performance and a tenure requirement. The restrictions on the shares are released, in total or in part, only if the executive is still employed by the company at the end of the performance period and if the performance objective of growth in compound earnings per share over the applicable three-year period has been achieved.

If the performance objective is achieved or exceeded, all of the restricted shares are released. If the compound three-year earnings per share growth is less than 75 percent of the target rate, the shares are forfeited. If performance is at 75 percent of the target rate, 50 percent of the shares are released and the balance is forfeited. For performance between 75 percent and the target level, the shares are released on a proportionate basis, with the unearned balance being forfeited.

In 1994, Mr. Harvey was granted 7,500 shares of restricted stock. On the date of grant, the market price of the stock was $39.6875 per share. The release of restrictions relating to these shares is to be determined based on performance over the three-year period ending December 31, 1996. In deciding to grant these shares to Mr. Harvey, the Independent Directors considered the number of restricted shares then held by Mr. Harvey and determined that the number of shares to be granted in 1994 represented an appropriate component of his total compensation package for for 1994. It is the practice of the Independent Directors to annually review Mr. Harvey's total compensation package for competitiveness at the time approved. It is the belief of the Independent Directors that, when previously granted, the outstanding restricted stock was an appropriate component of the total compensation packages that they then approved.

For the three-year performance period ending on December 31, 1994, the restrictions on all 9,800 shares granted to Mr. Harvey on June 8, 1992, were released, as the Independent Directors determined that the performance objective had been exceeded.

STOCK OPTIONS. In granting stock options to All Executives, including the Executive Officers, the intent is to provide an incentive to increase the price of the stock. The Committee considers options to be an appropriate element of total executive compensation for All Executives. The level of such grants is established by taking into consideration the competitive level of option grants. The exercise price of options has always been equal to 100 percent of the market price of the company's common stock on the date of grant. Options have a ten-year life span, but only become exercisable in installments during the first three years following their grant.

During 1994, Mr. Harvey was granted 37,050 options with an exercise price of $39.6875 per share, which equaled the market price of the stock on the date of grant. In determining the number of options to be granted to Mr. Harvey, the Independent Directors considered the number of stock options then held by Mr. Harvey and determined that the number of options to be granted for 1994 represented an appropriate component of Mr. Harvey's total compensation package for 1994. The number of options granted to Mr. Harvey in 1994 was increased over the number granted in 1993 to provide a more competitive level of grant. This action was the result of the special Executive Compensation Committee meeting held in March 1994 and was approved by the Independent Directors at their April and June meetings. It is the practice of the Independent Directors to annually review Mr. Harvey's total compensation package to determine whether it is comparable to the total compensation of similar executives of other similar companies. It is the belief of the Independent Directors that, when previously granted, the outstanding options were an appropriate component of the total compensation packages for the respective years that they then approved.

CONCLUSION

As described above and as reflected in the 1994 compensation of the Executive Officers, it is the Committee's and the company's philosophy to link a portion of the compensation of All Executives to individual and business performance and to provide All Executives with compensation that creates a direct interest in the long-term growth of the company's stock price. Further, with respect to Key Executives, the company's practice has been to link a significant portion of total compensation to company performance and to have a greater portion linked to long-term (as opposed to short-term) incentives.

Beginning in 1994, publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as "performance based compensation." Based upon an analysis of the compensation of the Executive Officers named in the preceding compensation tables, which compensation the Committee does not believe to be excessive, it is the expectation of the Committee that none of the company's deductions for 1994 compensation will be disallowed under this "$1 million cap." Further, it is the company's policy to design executive compensation so that none of the company's deductions for 1995 compensation will be disallowed under the "$1 million cap." However, because the law is new and the Internal Revenue Service has not yet promulgated final regulations, it is not possible to determine its impact on the company with complete certainty. The Committee intends to continue to review this issue.

Linda G. Alvarado   John C. Emery, Jr.  Leroy D. Nunery
William E. Butler   Charles E. Hugel    Phyllis Shapiro Sewell
Colin G. Campbell   David T. Kimball    Arthur R. Taylor

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

The company's Severance Plan and Incentive Plans provide for a period of continued income and continued benefit under grants made pursuant to the Incentive Plans (see "Executive Officer Compensation" beginning on page 10) to employees who are terminated by certain actions of the company. These terms are also intended to encourage all employees, including the Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. "Change of Control" is defined in the Severance Plan and in the Incentive Plans as the acquisition of 20 percent of the company's common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Severance Plan provides for the payment of severance to employees, including the Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks' pay, and a maximum of two years' pay. The Severance Plan also provides that employees whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority. If these Change of Control conditions were to arise, Executive Officers would be entitled to four weeks' severance pay for each year employed by the company or its subsidiaries, with a minimum of one year's pay, and a maximum of two years' pay.

The 1979 Plan and the 1991 Plan each provide that, in the event of a Change of Control, options granted under the plans will become immediately and fully exercisable. The 1991 Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, all Executives, including the Executive Officers, will have a vested right to PBC Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (for Key Executives) (in amounts to be determined by the Independent Directors as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of Pitney Bowes, as applicable). Such PBC Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to any employee including an Executive Officer, would constitute an "excess parachute payment" subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Severance Plan provides that an additional payment would be made to each affected employee so that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Severance Plan or either of the Incentive Plans in the event of a Change of Control.

PENSION BENEFITS

The following table shows estimated annual retirement benefits (rounded to the nearest dollar) which would be payable to individuals at the compensation levels of the Executive Officers, at specified years of service classifications under the Pitney Bowes Retirement Plan, as supplemented by the Pitney Bowes Benefit Equalization Plan (collectively, the "Retirement Plan"). The amounts of annual benefits shown on the following table are predicated on the assumptions that the employee retires at age 65, that the employee is to be paid on a single life annuity basis, and that the amount of Social Security covered wages for each year of service was more than the Social Security maximum for 1993. The amount of compensation shown under the columns "Annual Compensation" on the Summary Compensation Table (Table I) on page 11 is substantially the same as compensation that is the basis for benefits under the Retirement Plan, which is referred to as "Final Average Earnings" on the following table. The estimated annual benefits are not subject to any further deduction for Social Security benefits.


                                                  PENSION BENEFITS

                                                  PROXY STATEMENT

                                                                 YEARS OF SERVICE
                       -----------------------------------------------------------------------------------------------
  FINAL AVG.
  EARNINGS                 10           15             20             25            30            35             40
  ---------            --------      --------       --------       --------      --------      --------       --------

  $  800,000...........$126,180       $189,271      $256,361       $323,451       $390,541      $457,632      $524,722
  $1,000,000...........$158,180       $237,271      $321,361       $405,451       $489,541      $573,632      $657,722
  $1,200,000...........$190,180       $285,271      $386,361       $487,451       $588,541      $689,632      $790,722
  $1,400,000...........$222,180       $333,271      $451,361       $569,451       $687,541      $805,632      $923,722

Messrs. Harvey (age 63), Breslawsky (age 52), Critelli (age 46), Adimando (age
50), and Ms. St. Mark (age 52), have 38, 14, 16, 16 and 15 years of credited service (rounded to the nearest whole year), respectively, under the Retirement Plan as of February 28, 1995.

APPROVAL OF APPOINTMENT OF PITNEY BOWES' INDEPENDENT ACCOUNTS

The Audit Committee of the board has recommended, and the board has approved for vote by stockholders, the continuation of Price Waterhouse as the independent accountants for Pitney Bowes for 1995.

Price Waterhouse has served in this capacity continuously since 1934. Price Waterhouse has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. Representatives of Price Waterhouse will be present at the annual meeting of stockholders and will have the opportunity to make a statement and to respond to appropriate questions.

Under Delaware corporation law, the affirmative vote of the holders of a majority of the stock entitled to vote represented in person or by proxy at the meeting (each share of $2.12 preference stock counting as eight votes of common stock) is required to approve the appointment of independent accountants. If a majority of the shares voted at the meeting is not voted in favor of such firm, the board of directors will determine what action should be taken.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ABOVE PROPOSAL.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, proposals for stockholder action at the 1996 annual meeting, including nomination of directors, must be received by the secretary of the company no later than November 30, 1995, if such proposals are to be included in the company's proxy statement and proxy.

In addition, the company's Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the company's proxy statement and proxy. Such procedural requirements are fully set forth in the company's Bylaws, a copy of which may be obtained without charge by any stockholder by contacting the secretary of the company at the address and telephone number set forth on the cover of this proxy statement. To have a nomination or item of business brought before the 1996 annual meeting, a stockholder must deliver the requisite notice of such nomination or item to the secretary of the company at its executive offices no later than February 6, 1996.

SOLICITATION OF PROXIES

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of Pitney Bowes without additional compensation by personal interview, by telephone, or by telegram. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and Pitney Bowes will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. Pitney Bowes has retained Chemical Bank to aid in the solicitation of proxies. The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

OTHER MATTERS

The management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

The 1994 annual report was distributed by mail several days prior to the distribution of this notice and proxy statement. If you did not receive a copy of the company's 1994 annual report or would like a copy of the company's Form 10-K for the 1994 fiscal year, you may request copies by contacting the secretary of the company at the address and telephone number set forth on the cover of this proxy statement.

By order of the board of directors.



Douglas A. Riggs
Vice President, Communications, Planning,
Secretary and General Counsel

[map to Pitney Bowes' Stamford facility]

DIRECTIONS:
NORTHBOUND ON I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard Continue 1/2 mile to stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated. SOUTHBOUND ON I-95 Please take Exit 7 (Atlantic Street). At the second traffic light, turn left onto Atlantic Street and continue through second traffic light to stop sign and turn left onto Washington Boulevard. At next stop sign turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated. FROM THE MERRITT PARKWAY Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.